Exhibit 99.1

YOGAWORKS EXPANDS BOARD OF DIRECTORS WITH APPOINTMENT OF SKY MELTZER

LOS ANGELES, August 13, 2018 – YogaWorks, Inc. (NASDAQ: YOGA), one of the largest providers of high quality yoga instruction in the U.S., today announced the addition of Sky Meltzer (“Mr. Meltzer”) to its Board of Directors (the “Board”).

On August 8, 2018, the Board appointed Mr. Meltzer as a director of the Company to fill a newly created seat on the Board. Mr. Meltzer will serve as a Class III Director and shall hold office until the Company’s annual meeting of stockholders held in 2020. Mr. Meltzer was also appointed as a member of the Board’s Audit Committee and Compensation Committee, serving as an independent Board member on each.

Mr. Meltzer most recently served as Chief Executive Officer of Manduka, a brand of premium yoga equipment and apparel, where he led the company’s global expansion from 2008 to 2016. From 2004 to 2007, he held the position of YogaWorks’ Vice President of Marketing and Business Development and was responsible for managing the creative direction of the brand, expanding the teacher training program and supporting studio operations. Prior to his time with YogaWorks and Manduka, Mr. Meltzer spent 10 years working in the finance, technology and media sectors where he held a variety of positions including investment banking analyst for Soundview Financial Group and brand manager for MGM Studios. Mr. Meltzer graduated from Stanford University with a B.A. in Economics. He currently serves on the Board of Directors of Manduka and Pear Sports and is an investor and advisor to several companies in the health and wellness sector.

Rosanna McCollough, President and Chief Executive Officer of YogaWorks, stated, “We are extremely pleased to have Sky on the YogaWorks board. With his depth of knowledge on the yoga industry as well as his broad background in finance, marketing and technology he brings extensive experience to the team. We very much look forward to his insights and contributions.”

About YogaWorks

YogaWorks, Inc. is one of the largest providers of high quality yoga instruction in the U.S., with 71 studios in 9 markets including Los Angeles, Orange County, Northern California, New York City, Boston, Baltimore, the Washington D.C. metro area, Houston and Atlanta. YogaWorks strives to make yoga accessible to everybody and offers a wide range of class styles for people of all ages and abilities. The Company offers yoga classes, integrated fitness classes, workshops, yoga-related retail merchandise and its 30-year old teacher training program which is world-renowned. In addition to its studio locations, YogaWorks offers online instruction through its MyYogaWorks.com web platform, which provides subscribers with a highly curated catalog of over 1,100 yoga and meditation classes.

Contacts:

Investors

Jean Fontana, ICR, Inc.

646-277-1200

IR@yogaworks.com

Media

Mark Mattison

310-664-6470

PR@yogaworks.com